EXHIBIT 4.11
CONSENT OF JONATHAN CLEGG
To the Directors of
Glamis Gold Ltd.
     I hereby consent (i) to the references to my nuame under the headings “Experts” and “Carmacks Copper Project” in the Glamis Gold Ltd. Registration Statement on Form F-80 dated on or about May 3, 2006 (the “Registration Statement”), and to all other references to my name included or incorporated by reference in the Registration Statement, (ii) to the reliance on my Technical Report, which was used, or directly quoted from, in preparing summaries concerning the Carmacks Copper Project which appear in the Registration Statement.

/s/ Jonathan Clegg Jonathan Clegg

Vancouver, British Columbia
May 3, 2006